Exhibit 99.2

NEWS RELEASE	CONTACTS Media Relations Mike Martin – 585-218-3669 John Lute – 416-929-5883

Investor Relations Lisa Schnorr – 585-218-3677 Bob Czudak – 585-218-3668

Constellation Brands Makes C$33.00 Per Share
Final Offer for Vincor International

Offer Now Expires December 8

     FAIRPORT, N.Y., Nov. 28, 2005 — Constellation Brands, Inc. (NYSE: STZ, ASX: CBR) today announced its best and final offer of C$33.00 cash per share for all of the common shares of Vincor International Inc. (TSX: VN).

     This enhanced offer provides a 48 percent premium above the closing price of Vincor’s common shares on the Toronto Stock Exchange on Sept. 8, 2005, the day before Constellation first proposed a transaction to Vincor.

     “In the absence of cooperation by Vincor, C$33 is Constellation’s best and final offer,” stated Richard Sands, Constellation Brand’s chairman and chief executive officer. “Vincor’s board has had more than enough time to surface any other alternatives and the time has come for the shareholders of Vincor to decide. We do not need any additional information from Vincor to offer this price and are prepared to complete this transaction successfully on December 8, or let our offer expire”.

     As required by securities regulations, the enhanced offer price extends the expiration date for tendering shares under the offer until midnight, Dec. 8, 2005. Upon receipt of the 66-2/3 percent of Vincor’s shares by the expiration date, as required by the offer, Constellation expects to take up and pay for all Vincor shares tendered by Dec. 13, 2005.

     Constellation does not expect that any remaining conditions will impede the closing of this transaction. As previously announced, Vincor’s board waived the application of its shareholder rights plan to Constellation’s offer, which it

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adopted in September with the stated purpose of allowing Vincor time to pursue value-maximizing alternatives. No other “superior” transaction has been announced in this time.

     Despite repeated attempts since early September, Constellation has been unable to negotiate a transaction with the Vincor board of directors. As recently as November 25, Constellation communicated to Vincor’s board that following confirmatory due diligence Constellation would be prepared to offer shareholders C$35 per share in a board-supported transaction pursuant to which Vincor would provide customary cooperation. That proposal was rejected by Vincor’s board.

     “We remain hopeful that Vincor’s board will reconsider its position and offer its support and cooperation, in addition to confirmatory due diligence, so that a C$35 per share cash offer can be made,” stated Sands. “If the Vincor board does not do so prior to December 8, Constellation’s C$33 per share cash offer stands as our best and final.”

About Constellation Brands

     Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao, Black Velvet, Fleischmann’s, Mr. Boston, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Stowells, Blackthorn, Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi, Robert Mondavi Winery brands and Opus One. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

Forward Looking Statements

     This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Constellation’s control, that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Constellation undertakes no obligation to update or revise any

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forward-looking statements, whether as a result of new information, future events or otherwise. There can be no assurance that any transaction between Constellation and Vincor will occur, or will occur on the timetable contemplated hereby. For additional information about risks and uncertainties that could adversely affect Constellation’s forward-looking statements, please refer to Constellation’s Annual Report on Form 10-K for the fiscal year ended February 28, 2005 and Constellation’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2005.

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